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                                                                    Exhibit 99.6



                                  CONTACT: James W. Swent
                                           Chief Executive Officer
                                           American Pad & Paper Co.
                                           (972) 733-6200
FOR IMMEDIATE RELEASE

                                           Robert P. Jones/Theresa Schillero
                                           Stan Froelich -Press
                                           (212) 850-5600
                                           Ken Pieper
                                           (972) 663-9390
                                           Morgen-Walke Associates


                         AMERICAN PAD & PAPER RECEIVES
                         30-DAY WAIVER FROM BANK GROUP

         DALLAS, Texas, July 9, 1998 --American Pad & Paper Company (NYSE:AGP) today announced that its bank group has given the Company a 30-day waiver while it seeks to negotiate a permanent amendment to its current lending agreement. Based on preliminary second quarter results, the Company is in violation of certain financial covenants of the current facility. The Company expects to report second quarter results within the next two weeks.

American Pad & Paper Co., which invented the legal pad in 1888, is a leading manufacturer and marketer of paper-based office products in North America. The Company manufactures and distributes writing pads, file folders, machine papers, envelopes and other office products. Name brands include: Ampad, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

This release contains forward-looking statements to future financial results. Actual results may differ significantly as a result of factors over which the Company has no control, including the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition, and increases in raw material prices. Additional information which could affect the Company's financial results is included in the Company's prospectus on file with the Securities and Exchange Commission.